Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use by SandRidge Energy, Inc. (the “Company”), of our name and to the inclusion of information taken from the reports listed below in the Company’s Form 8-K/A, including any amendments thereto, filed with the U.S. Securities and Exchange Commission on or about November 14, 2024, as well as to the incorporation by reference thereof into the Company’s Registration Statement on Form S-8 (File No. 333-214383) and Form S-3 (File No. 333-266522), including any amendments thereto, in accordance with the requirements of the Securities Act of 1933, as amended:

December 31, 2023, SandRidge Energy, Inc. Interest in Certain Properties located in Ellis, Lipscomb and Roger Mills Counties, Oklahoma — SEC Price Case

December 31, 2023, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

December 31, 2022, SandRidge Energy, Inc. Interest in Certain Properties located in Ellis, Lipscomb and Roger Mills Counties, Oklahoma — SEC Price Case

December 31, 2022, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

CAWLEY, GILLESPIE & ASSOCIATES, INC.
J. Zane Meekins, P.E.
Executive Vice President

Fort Worth, Texas
November 14, 2024